Exhibit 99.1

CONTACTS:

Teri Klein

Vice President, Investor Relations

408.617.8825

teri.klein@palm.com

Lynn Fox

Vice President, Corporate Communications

408.617.7451

lynn.fox@palm.com

Palm to Remarket Common Stock Underlying Elevation Units

SUNNYVALE, Calif., March 9th 2009 - Palm, Inc. (NASDAQ: PALM) today announced, subject to market conditions, that it is exercising its right to remarket approximately 18.5 million common shares underlying 49% of the units of Series C preferred stock and warrants acquired by Elevation Partners in January 2009. In addition, the underwriters will have the right to purchase an additional 2.8 million common shares from Palm to cover over-allotments, if any.

If the remarketing is completed, Palm will receive all net proceeds in excess of $49 million, the original purchase price of the units. These proceeds would be used to strengthen Palm’s working capital position and to further bolster the resources Palm is devoting to the launch of the Palm® Pre™ and future product-development efforts.

Elevation Partners, which will recoup the $49 million it originally paid for the units, expects to use those funds to purchase shares of Palm’s common stock in the offering at the public offering price.

A copy of the preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com or J.P. Morgan’s prospectus library at National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.